BINDING TERM SHEET

FOR THE ACQUISITION OF MULTICORTEX, LLC

This Binding Term Sheet (“Term Sheet”) is entered into and effective as of October 4, 2025, by and among:

-Spectral Capital Corporation, a Nevada corporation (“Spectral”); and

-MultiCortex, LLC a Delaware limited liability Company and Toroa, LLC, a Delaware LLC (together “MultiCortex”).

Together, Spectral and MultiCortex are referred to as the “Parties.”

1. Transaction Overview

Spectral shall acquire 100% of the issued and outstanding capital stock of MultiCortex including 100% of the issued and outstanding stock of any subsidiaries and 100% of the intellectual property and assets of the business as currently operated and as planned to be operated (the “Transaction”). The closing of the Transaction shall occur on a mutually agreed date following completion of due diligence and satisfaction of closing conditions (the “Closing Date”). MultiCortex shall be delivered to Spectral without debt and with all operating subsidiaries, subject to the following clause: In terms of any Brazilian military or governmental applications or defense or other governmental subsidiaries formed or existing: these subsidiaries will be owned to the maximum permissible extent by Spectral (usually 40%) and the remainder by the local partner and IP held and revenues/profits distributed to Spectral to the maximum legal extent. In the definitive agreement, the Parties will address the issue of dilution protections standard to NASDAQ listed companies that will also apply to MultiCortex.

2. Purchase Price

The consideration payable by Spectral to the shareholders of MultiCortex for the Transaction shall consist of 10,000,000 shares of common stock of Spectral (the “Spectral Shares”), consisting of 1,500,000 Initial Shares and up to 8,500,000 Earn-Out shares, for a total of 10,000,000 common shares of Spectral.

3. Lock-Up Terms

The Spectral Shares shall be subject to a lock-up period of 12 months from the Closing Date. Early release may occur only with the prior written consent of Spectral. Release of the Earn Out Shares will only occur 12 months after MultiCortex meets the Earn-Out Milestones (defined below). Shares are also subject to reasonable trickle-out provisions pursuant to Spectral’s uplisting on NASDAQ.

4. Earn-Out Milestones

The 8,500,000 Earn Out shares shall be issued based upon the achievement of agreed-upon milestones between Spectral and MultiCortex, which may include commercial, financial, product development, or operational benchmarks to be mutually established in writing, but at a minimum shall consist of 850,000 shares for every 8,500 MultiCortex computers shipped to a paying customer. In the definitive agreement, the Parties will agree to develop additional milestones for operating system adoption and software sales that can provide additional mechanisms for MultiCortex to earn the Earn Out shares. The Earn Out shares shall be issued within 3 months of the achievement of the milestones.  Earn Out shares shall be distributed to MultiCortex and its subsidiaries as directed by their designee in the definitive agreement.

5. Investment by Spectral

Upon completion by MultiCortex of:

-a PCAOB audit firm-certified audit of its financial statements to date.

-Spectral’s uplisting to the NASDAQ

Spectral shall commit to invest up to $15,000,000 into the MultiCortex business unit, based on agreed-upon budgets and milestones. In addition, the Parties will address board representation and executive roles at Spectral for MultiCortex personnel including CTO.

6. Due Diligence

The Transaction is subject to the satisfactory completion of financial, legal, and operational due diligence by Spectral.

7. Audited Financial Statements

MultiCortex shall, at Spectral’s expense, provide audited financial statements prepared in accordance with U.S. GAAP and audited by a PCAOB-registered independent accounting firm, consistent with Section 5 above.

8. Closing Conditions

Closing will be subject to customary conditions, including but not limited to:

-Delivery of audited financial statements.

-Completion of due diligence to Spectral’s satisfaction.

-Approval by the Boards of Directors of both Parties.

-Execution of a definitive Stock Purchase Agreement and related documents.

-Mutual agreement on Earn Out Milestones In Section 4 and Investment in Section 5.

9. Representations and Warranties

Each Party shall provide standard representations and warranties customary for a private company stock acquisition, including ownership of shares, authority, compliance with laws, financial statements, liabilities, tax matters, intellectual property, and SEC filings (for Spectral).

10. Expenses

Each Party shall bear its own legal and professional expenses related to this Transaction.

11. Governing Law

This Term Sheet shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

12. Binding Effect

This Term Sheet is binding and enforceable upon execution by the Parties. The Parties agree to negotiate and enter into definitive agreements consistent with the terms herein as soon as practicable.

IN WITNESS WHEREOF, the Parties have executed this Binding Term Sheet as of the date first written above.

SPECTRAL CAPITAL CORPORATION

By:
Name: Jenifer Osterwalder
Title: President and CEO

MULTICORTEX LLC.

By:
Name: Bruno Ghizoni
Title: President and CEO

TOROA LLC

By:
Name: Thiago Moura da Silva
Title: President and CEO